                                  EXHIBIT 11.1

                                VIDEOSERVER, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                1994               1995                1996
                                                                                ----               ----                ----
          Net income                                                         $ 1,072,000        $ 4,687,000         $10,194,000
                                                                             ===========        ===========         ===========

          Primary net income per common share:
              Weighted average common shares outstanding
                during the period                                              9,502,316         11,285,940          12,497,360
              Weighted average common equivalent shares
                resulting from stock options                                     236,043            710,348             813,433
              Dilutive effect of common and common
                equivalent shares issued subsequent to
                April 12, 1994 (1)
                                                                                 534,183            69,073
                                                                             -----------        -----------         -----------
                                                                              10,272,542         12,065,361          13,310,793
                                                                             ===========        ===========         ===========



          Primary net income per share                                       $      0.10        $      0.39         $      0.77
                                                                             ===========        ===========         ===========



          Fully diluted net income per common share:
              Weighted average common shares
                outstanding during the period                                  9,502,316         11,285,940          12,497,360
              Weighted average common equivalent shares
                resulting from stock options                                     236,043            710,348             909,429
              Dilutive effect of common and common
                equivalent shares issued subsequent to
                April 12, 1994 (1)
                                                                                 534,183            69,073
                                                                             -----------        -----------         -----------
                                                                              10,272,542         12,065,361          13,406,789
                                                                             ===========        ===========         ===========

          Fully diluted net income per share                                $      0.10        $      0.39         $      0.76
                                                                             ===========        ===========         ===========

 (1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.